Exhibit 4.3

UNDER ARMOUR, INC.

EMPLOYEE STOCK PURCHASE PLAN

EFFECTIVE AS OF [________]

1. Purpose of the Plan

The purpose of this Under Armour, Inc. Employee Stock Purchase Plan is to encourage stock ownership by eligible employees of Under Armour, Inc. and each of its participating subsidiaries, thereby increasing eligible employees’ personal interest in Under Armour, Inc.’s continued success and progress. The Plan is intended to facilitate regular investment in the common stock of Under Armour, Inc. by furnishing a convenient means for eligible employees to make stock purchases through payroll deductions. The Plan is not intended to comply with the provisions of Section 423 of the Code.

2. Definitions

For purposes of the Plan, the following terms shall have the meanings indicated herein.

(a) “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

(b) “Committee” shall mean the Compensation Committee of the Board of Directors of Under Armour, Inc. or such other persons as the Board of Directors of Under Armour, Inc. appoints as Committee from time to time pursuant to the requirements of the Plan. The Committee shall be composed of at least two members of the Board of Directors of Under Armour, Inc., each of whom is a “disinterested person” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

(c) “Common Stock” shall mean the class A common stock of Under Armour, Inc., par value $.0003 1/3 per share.

(d) “Company” shall mean Under Armour, Inc. and any of its subsidiaries (within the meaning of Section 424(f) of the Code) which adopts, and has not terminated participation in or withdrawn from, the Plan.

(e) “Compensation” shall mean the amount of a Participant’s cash compensation from the Company in the form of regular salary or wages, and does not include any bonus or other amounts.

(f) “Custodian” shall mean the custodian appointed by the Committee pursuant to Section 7 herein to hold the shares of Common Stock purchased under the Plan and to maintain the Investment Accounts.

(g) “Election Form” shall mean the election form as issued by the Committee from time to time.

(h) “Eligible Employee” shall mean an employee of the Company who is eligible to participate in the Plan in any calendar month under the rules set forth in Section 5 herein.

(i) “Entry Date” shall mean the first business day of each calendar month.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

(k) “Investment Account” shall mean a separate account maintained by the Custodian for each Participant which reflects the number of shares of Common Stock purchased under the Plan by such Participant and held by the Custodian.

(l) “Participant” shall mean, with respect to any calendar month, each Eligible Employee who has elected to have amounts deducted from his compensation pursuant to Section 6 herein for such calendar month.

(m) “Plan” shall mean the Under Armour, Inc. Employee Stock Purchase Plan.

(n) “Purchase Date” shall mean the last day of each calendar month, or if such date is not a trading day, the next succeeding trading day, or such other date on which the Committee determines to purchase Common Stock pursuant to the Plan.

3. Common Stock Reserved for the Plan

There shall be reserved for issuance under the Plan a total of 1,000,000 shares of Common Stock, subject to adjustment as provided in Section 12 herein. Shares of Common Stock issued under the Plan may be either authorized and unissued shares, treasury shares or both.

4. Administration of the Plan

The Plan shall be administered by the Committee. The Committee shall have the authority, consistent with the Plan, to interpret the Plan, to adopt, amend and rescind rules and regulations for the administration of the Plan and to make all determinations in connection therewith which may be necessary or advisable, and all such actions shall be binding for all purposes under the Plan. Subject to the provisions of Section 10(a) herein, the Plan shall be administered at the expense of the Company.

No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and to the extent permissible by law, Under Armour, Inc. shall indemnify and hold harmless each member of the Committee, and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost, expense (including reasonable attorneys’ fees) or liability arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5. Eligibility

All employees of the Company whose principal work location is within the United States shall be eligible to participate in the Plan except for (a) employees whose customary employment with the company is 20 hours or less per week and (b) employees whose customary employment with the Company is not for more than five months in any calendar year, unless the Committee determines otherwise. In addition, such other employees of the Company shall be eligible to participate as the Committee may from time to time prescribe.

Notwithstanding any provision in the Plan to the contrary, if the employment of any employee who elects pursuant to Section 6 herein to authorize the Company to deduct any amounts from his Compensation is terminated for any reason prior to the Purchase Date for such amounts (including termination by the Company or termination by reason of death or disability) then (i) such employee is entitled to receive certificates representing all shares acquired by him under the Plan or such employee can elect to have the Custodian sell such shares and remit the proceeds, net of related costs, to him; (ii) such employee is entitled to receive any cash deducted from his Compensation pursuant to the Plan which has not yet been used to purchase shares under the Plan; and (iii) such employee shall not be eligible to participate in the Plan for any period commencing after the date of such termination of employment.

6. Participation

(a) With regard to regular payroll periods:

(i) Each Eligible Employee may elect to participate in the Plan for each calendar month, effective on the Entry Date for such calendar month, by submitting an Election Form to participate in any manner prescribed by the Committee. For each calendar month during which an Eligible Employee elects to participate in the Plan, such Eligible Employee shall authorize the Company to deduct any whole percentage from such Eligible Employee’s Compensation in each regular payroll period during such calendar month. The Committee may set minimum or maximum limits on such deductions.

(ii) Subject to Section 6(a)(iii) herein, after the last date for making an election described in Section 6(a)(i) herein for a calendar month a Participant shall not be entitled to increase or reduce the percentage of Compensation deducted from his Compensation for such calendar month. A Participant may elect to reduce or increase the percentage of his Compensation deducted pursuant to the Plan to any whole percentage, effective for subsequent calendar months by submitting an updated Election Form in any manner prescribed by the Committee.

(iii) A Participant may elect to reduce the percentage of his Compensation deducted pursuant to the Plan to zero, effective upon the filing of an updated Election Form by the Participant in any manner prescribed by the Committee. A Participant making an election under this Section 6(a)(iii) shall be deemed to have terminated his participation in the Plan and may not commence participation in the Plan again prior to the Entry Date of the calendar month immediately following the calendar month in which such termination occurs by filing an election pursuant to the requirements of Section 6(a)(i) herein.

(b) A Participant shall automatically continue to participate in the Plan with the same percentage of deductions until the Participant makes an election described in Section 6(a)(ii) or (iii) herein.

(c) No interest will be paid on amounts deducted under the Plan.

(d) Any election permitted by this Section 6 shall be made by submitting an Election Form in any manner and within any time limit prescribed by the Committee. The time by which an election must be made as provided herein shall be subject to change by the Committee.

7. Purchases

All amounts deducted pursuant to Section 6 hereof from a Participant’s Compensation shall be applied by the Committee on the immediately following Purchase Date to purchase Common Stock from the Company. The purchase price to be paid by the Participant for each whole and fractional share of Common Stock purchased hereunder shall be ninety-five percent (95%), or such lower percentage equal to or in excess of eighty-five percent (85%) as the Committee may from time to time determine, of the average cost incurred by the Plan in purchasing such shares on the open market on the applicable Purchase Date. The Committee shall appoint the Custodian for the Plan to hold all whole and fractional shares purchased under the Plan and to maintain a separate Investment Account for each Participant, to which Purchases for such Participant shall be credited. Each Participant shall receive a quarterly statement reflecting purchases for his account under the Plan for the calendar months covered by such statement.

8. Limitation on the Number of Shares of Common Stock Which May Be Purchased

The Committee may prescribe a limit on the number of shares of Common Stock which may be purchased by a Participant during a specified time period.

9. Title of Accounts

Each Investment Account will be in the name of the Participant alone.

10. Rights as a Stockholder

(a) From and after the Purchase Date on which shares of Common Stock are purchased by a Participant under the Plan, such Participant shall have all of the rights and privileges of a stockholder of Under Armour, Inc. with respect to such shares. A Participant shall be entitled to direct the Custodian to transfer to him a certificate representing all or any portion of the shares of Common Stock purchased by him hereunder (other than fractional shares) or, upon the payment of a customary brokerage fee, to direct the Custodian to sell all or any portion of such shares.

(b) Prior to the Purchase Date on which shares of Common Stock are purchased by a Participant, such Participant shall not have any rights as a stockholder of Under Armour, Inc. with respect to such shares. Each Participant shall be a general unsecured creditor of Under Armour, Inc. to the extent of any amounts deducted under the Plan from such Participant’s Compensation during the period prior to the Purchase Date on which such amounts are applied to the purchase of Common Stock for the Participant.

11. Rights Not Transferable

Rights under the Plan are not transferable.

12. Adjustment for Changes in Common Stock

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, reorganization, spin-off, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock which may be purchased under the Plan shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other event or transaction, the Committee may, but need not, make such adjustments in the number and class of shares of Common Stock which may be purchased under the Plan as the Committee may deem appropriate.

13. Amendment of the Plan

The Board of Directors of Under Armour, Inc. may at any time, or from time to time, amend the Plan in any respect. No amendment shall be effective unless approved by the stockholders of Under Armour, Inc., if such approval is required to comply with any applicable law, regulation or stock exchange rule.

14. Government and Other Regulations

(a) The Plan and the purchase of Common Stock hereunder shall be subject to all applicable Federal, State and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for Under Armour, Inc., be required.

(b) The Plan and the purchase of Common Stock hereunder shall be subject to all rules and regulations promulgated by the Committee regarding purchases and sales of Common Stock.

15. Effective Dates of the Plan

(a) The Plan shall become effective as of [__________] (the “Effective Date”), subject to approval by the shareholders of Under Armour, Inc. in accordance with applicable law. Participation in the Plan may commence at such time as the Committee may, in its sole discretion, determine. Participation may commence after [_______] and prior to the receipt of such shareholder approval; provided, that no elected officer or director of Under Armour, Inc. shall be entitled to participate in the Plan prior to the receipt of such shareholder approval.

(b) The Plan and all rights hereunder shall terminate on the earlier to occur of:

(i) the date on which no Common Stock remains reserved for issuance under the Plan with respect to future deductions pursuant to the Plan; and

(ii) the termination of the Plan by the Board of Directors of Under Armour, Inc.

(c) Upon termination of the Plan, the Company shall return or distribute the payroll deductions credited to a Participant’s Account (that have not been used to purchase Shares) and shall distribute or credit Shares credited to a Participant’s Account.

16. Applicable Withholdings

All payments and distributions required under the Plan shall be subject to any required Federal, state, local and other applicable withholdings or deductions as determined by the Committee.

17. No Employment Rights

The establishment and operation of the Plan shall not confer any legal rights upon any Participant or other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant under the Plan.

18. Severability of Provisions

If any provisions of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

19. Construction

The use of a masculine pronoun shall include the feminine, and the singular form shall include the plural form, unless the context clearly indicates otherwise. The headings and captions herein are provided for reference and convenience only, and shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.